                                                                    EXHIBIT 99.1

PROSPECTUS
                                7,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    Of the 7,000,000 shares of Common Stock of Guess ?, Inc. offered hereby, 5,600,000 shares are initially being offered in the United States and Canada by the U.S. Underwriters and 1,400,000 shares are initially being offered outside the United States and Canada by the International Managers. The initial public offering price and the aggregate underwriting discount per share are identical for each of the Offerings. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock.

    The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "GES," subject to official notice of issuance.

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION,  NOR   HAS
  THE   SECURITIES   AND   EXCHANGE  COMMISSION   OR   ANY   STATE  SECURITIES
    COMMISSION   PASSED   UPON   THE   ACCURACY   OR   ADEQUACY   OF    THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          PRICE TO         UNDERWRITING        PROCEEDS TO
                                           PUBLIC          DISCOUNT (1)        COMPANY (2)
Per Share...........................       $18.00              $1.10             $16.90
Total (3)...........................    $126,000,000        $7,700,000        $118,300,000

(1) The Company and certain Principal Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $2,000,000.
(3) The  Company has  granted to  the U.S.  Underwriters and  the  International
    Managers options, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 840,000 and 210,000 shares of Common Stock, respectively, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $144,900,000, $8,855,000 and $136,045,000, respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about August 13, 1996.

                            ------------------------

MERRILL LYNCH & CO.  MORGAN STANLEY & CO.
                            INCORPORATED
                       ----------------------------------

                 The date of this Prospectus is August 7, 1996.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING THE FACTORS SET FORTH BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

COMPETITION AND OTHER FACTORS AFFECTING THE APPAREL AND RETAILING INDUSTRIES

    The apparel industry is highly competitive, fragmented and subject to rapidly changing consumer demands and preferences. The Company believes that its success depends in large part upon its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner and upon the continued appeal to consumers of the Guess image. Failure by the Company to identify and respond appropriately to changing consumer demands and fashion trends could adversely affect consumer acceptance of Guess products and may have a material adverse effect on the Company's financial condition and results of operations. Guess competes with numerous apparel manufacturers and distributors (including Calvin Klein, Ralph Lauren, DKNY, Tommy Hilfiger and Nautica). Moreover, several well-known designers have recently entered or re-entered the designer denim market with products generally priced lower than the Company's designer jeans products. Guess's retail and factory outlet stores face competition from other retailers. Additionally, the Company encounters substantial competition from department stores, including some of the Company's major retail customers. Many of the Company's competitors have greater financial resources than Guess. The Company's licensed apparel and accessories also compete with a substantial number of designer and non-designer lines. Although the level and nature of competition differ among its product categories, Guess believes that it competes primarily on the basis of its brand image, quality of design and workmanship and product assortment. Increased competition by existing and future competitors could result in reductions in sales or prices of Guess products that could have a material adverse effect on the Company's financial condition and results of operations. In addition, the apparel industry historically has been subject to substantial cyclical variations, and a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE UPON CERTAIN CUSTOMERS AND LICENSEES

    The Company's department store customers include major United States retailers. The Company's three largest customers accounted for approximately 26.0% of net revenue in 1995. During 1995, Bloomingdale's, Macy's and affiliated stores owned by Federated Department Stores together accounted for approximately 11.0% of the Company's net revenue; The May Company accounted for approximately 7.7% of the Company's net revenue; and Dillard's stores accounted for approximately 7.3% of the Company's net revenue. Although several of the Company's department store customers are under common ownership, no other single customer or group of related customers accounted for more than 3.0% of the Company's net revenue in this period. While the Company believes that purchasing decisions in many cases are made independently by each department store chain under common ownership, the trend may be toward more centralized purchasing decisions. A decision by the controlling owner of a group of department stores or any other significant customer to decrease the amount purchased from the Company or to cease carrying Guess products could have a material adverse effect on the Company's financial condition and results of operations. The retail industry has periodically experienced consolidation and other ownership changes. In the future, the Company's wholesale customers may consolidate, undergo restructurings or reorganizations, or realign these affiliations, any of which could decrease the number of stores that carry the Company's or its licensees' products or increase the ownership concentration within the retail industry. Approximately 48.1% of the Company's net royalties was derived from its top four licensed product lines, GUESS WATCHES (18.9% of 1995 net royalties), BABY GUESS (12.3%), GUESS KIDS (9.2%) and GUESS EYEWEAR (7.7%). The BABY GUESS and GUESS KIDS lines are licensed to the same entity. A substantial portion of sales of GUESS brand products by its licensees are also made to the Company's three largest customers. The inability of the Company to control the quality, focus, image or distribution of its licensed products could impact consumer receptivity to the Company's products generally and, therefore, adversely affect the Company's financial condition and results of operations.

RISKS ASSOCIATED WITH ACHIEVING AND MANAGING GROWTH

    To manage growth effectively, Guess will be required to continue to implement changes in certain aspects of its business, continue to expand its information systems and operations to respond to increased demand, attract and retain qualified personnel (including management), and develop, train and manage an increasing number of management-level and other employees. Failure to continue to enhance operating control systems or unexpected difficulties encountered during expansion could adversely affect the Company's financial condition and results of operations.

    As part of its operating strategy, Guess intends to continue to expand its network of retail stores. Factors beyond the Company's control may affect the Company's ability to expand, including general economic and business conditions affecting consumer spending. The actual number and type of such stores to be opened and their success will depend on various factors, including the performance of the Company's wholesale and retail operations, the acceptance by consumers of the Company's retail concepts, the ability of the Company to manage such expansion and hire and train personnel, the availability of desirable locations and the negotiation of acceptable lease terms for new locations. Certain of these factors are also beyond the Company's control.

    In addition, Guess's strategy relies heavily upon its ability to align itself with effective distributors and licensees that are able to deliver high-quality products consistent with the GUESS brand image in a timely fashion and to successfully integrate such distributors and licensees into its global distribution channels. A general failure by the Company to maintain and control its existing distribution and licensing arrangements or to procure additional distribution and licensing relationships could adversely affect the Company's growth strategy, which could adversely affect the Company's financial condition and results of operations.

    The Company's strategic plan for its wholesale division depends in part on its ability to expand its sales to international distributors, deepen its product offerings and expand and upgrade its shop-in-shop program. This strategy is subject to a number of factors beyond the Company's control including general economic conditions and changing consumer preferences. Between 1992 and 1995, net revenue from wholesale operations decreased 32%. There can be no assurance that the Company's business strategy will be successful in halting or reversing this decline in net revenue.

DEPENDENCE UPON KEY PERSONNEL

    The success of Guess is largely dependent upon the personal efforts and abilities of its senior management, particularly Mr. Maurice Marciano, Chairman of the Board and Chief Executive Officer, Mr. Paul Marciano, President and Chief Operating Officer, and Mr. Armand Marciano, Senior Executive Vice President and Secretary. Effective upon consummation of the Offerings, Maurice, Paul and Armand Marciano will continue to beneficially own an aggregate of 83.6% of the Company's outstanding Common Stock and each will enter into employment agreements with the Company. Although the Company has recently recruited several key executives with substantial industry expertise, the extended loss of the services of one or more of the Principal Executive Officers could have a material adverse effect on the Company's operations. The Company does not currently have "key man" insurance with respect to any of such individuals. See "Management -- Employment Agreements."

FOREIGN OPERATIONS AND SOURCING; IMPORT RESTRICTIONS

    During 1995, approximately 18% of the Company's purchases of raw materials, labor and finished goods for its apparel were made in Hong Kong and other Asian countries; approximately 4% were made in Europe; approximately 1% were made elsewhere outside the United States; and the balance of 77% were made in the United States, all through arrangements with independent contractors. In recent years, Guess has been increasing its sourcing of fabrics outside of the United States. In addition, Guess has been increasing its international sales and, in 1995, approximately 5.0% and 1.9% of the Company's net revenue was from product sales to customers in international markets and from net royalties paid by international licensees, respectively. As a result, the Company's operations may be affected adversely by political instability resulting in the disruption of trade with the countries in which the Company's contractors, suppliers or customers are located, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes and other charges on imports, significant fluctuations in the value of the dollar against foreign currencies or restrictions on the transfer of funds. The inability of a contractor to ship orders in a timely manner could cause the Company to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in sales prices. Further, since Guess is unable to return merchandise to its suppliers, it could be faced with a significant amount of unsold merchandise, which could have a material adverse effect on the Company's financial condition and results of operations.

    Sovereignty over Hong Kong is scheduled to be transferred from the United Kingdom to The People's Republic of China effective July 1, 1997. If the business climate in Hong Kong were to experience an adverse change as a result of the transfer, the Company believes it could relocate its production and sourcing facilities outside Hong Kong and replace the merchandise currently produced in Hong Kong with merchandise produced elsewhere without a material adverse effect on the Company's financial condition or results of operations. Nevertheless, there can be no assurance that the Company would be able to do so.

    The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Hong Kong, China, Taiwan and South Korea. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time and on very short notice on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. Imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on the Company's financial condition or results of operations. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels, any of which could have a material adverse effect on the Company's financial condition or results of operations.

DEPENDENCE ON UNAFFILIATED MANUFACTURERS

    The Company does not own or operate any manufacturing facilities other than cutting, silk-screen and embroidery machinery, and is therefore dependent upon independent contractors for the manufacture of its products. The Company's products are manufactured to its specifications by both domestic and international manufacturers. The inability of a manufacturer to ship the Company's products in a timely manner or to meet the Company's quality standards could adversely affect the Company's ability to deliver products to its customers in a timely manner. Delays in delivery could result in missing certain retailing seasons with respect to some or all of the Company's products or could otherwise have an adverse effect on the Company's financial condition and results of operations. The Company does not have long-term contracts with any manufacturers.

    The Company conducts a program to monitor the labor practices of its independent contractors; however, the Company does not control such contractors or their labor practices. This program was implemented in 1992 pursuant to an agreement with the federal Department of Labor (the "DOL") in response to concerns regarding minimum wage and overtime payments by certain of the Company's contractors. In connection with such agreement, the Company paid approximately $559,000 to the DOL in settlement of a minimum wage and overtime claim on behalf of the workers of two of the Company's contractors. The California Labor Commissioner (the "CLC") and the DOL regularly investigate the labor practices of apparel manufacturers. Recently, the Company has become aware of a CLC investigation of a number of clothing contractors located in California, some of whom may be producing goods for the Company. Although the Company has not received a report from the CLC identifying any of the Company's contractors involved in such investigation, the Company believes that several of the approximately seventy contractors used by the Company are subjects in such investigation. If it is determined that one or more of the Company's contractors has engaged in labor practices that violate the Company's policies, the Company would expect to terminate its relationship with such contractors under appropriate circumstances. No assurance can be given that any terminations resulting from investigations of this type would not adversely affect the Company's ability to deliver products to its customers in a timely manner. Over the past three years, the Company has terminated contractors due to violations of the Company's policies. Violations of state or federal labor standards by contractors engaged by the Company can result in the Company becoming subject to monetary and/or injunctive sanctions. Based upon the information available to the Company at this time with respect to the aforementioned investigation by the CLC, the Company does not believe that such investigation will result in the imposition of any sanctions that would have a material adverse effect upon the Company.

PROTECTION OF TRADEMARKS

    Guess believes that its trademarks and other proprietary rights are important to its success and its competitive position. Accordingly, Guess devotes substantial resources to the establishment and protection of its trademarks on a worldwide basis. Nevertheless, there can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of Guess products as violative of the trademarks and proprietary rights of others. No assurance can be given that others will not assert rights in, or ownership of, trademarks and other proprietary rights of Guess. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. See "Business -- Trademarks."

FUTURE SALES BY PRINCIPAL STOCKHOLDERS; SHARES ELIGIBLE FOR FUTURE SALE

    The Common Stock offered hereby will be freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act of 1933, as amended (the "Securities Act")) without restriction or registration under the Securities Act. Immediately after the Offerings, Maurice Marciano, Paul Marciano and Armand Marciano will beneficially own approximately 38.4%, 31.3% and 13.9%, respectively, of the outstanding Common Stock. Subject to the restrictions set forth below, the Principal Stockholders will be free to sell such shares from time to time to take advantage of favorable market conditions or for any other reason. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. Guess and the Principal Stockholders have entered into lock-up agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Morgan Stanley & Co. Incorporated, as representatives of the U.S. Underwriters (the "U.S. Representatives"), and with Merrill Lynch International and Morgan Stanley & Co. International Limited, as representatives of the International Managers (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), pursuant to which the Company and the Principal Stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. After such time, approximately 35,681,819 shares of Common Stock will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act. In addition, the Principal Stockholders have rights to demand or participate in future registrations of shares of Common Stock under the Securities Act. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

CONTROL BY PRINCIPAL STOCKHOLDERS

    Following the consummation of the Offerings, the Principal Stockholders will have majority control of the Company and the ability to control the election of directors and the results of other matters submitted to a vote of stockholders. Such concentration of ownership, together with the anti-takeover effects of certain provisions in the Delaware General Corporation Law and in the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock." The Board of Directors of the Company is expected to be comprised entirely of designees of the Principal Stockholders. See "Management" and "Principal Stockholders."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock offered hereby will be determined through negotiations among the Company, the Principal Stockholders and the Representatives and may bear no relationship to the market price for the Common Stock after the Offerings. Subsequent to the Offerings, prices for the Common Stock will be determined by the market and may be influenced by a number of factors, including depth and liquidity of the market for the Common Stock, investor perceptions of the Company, changes in conditions or trends in the Company's industry or in the industry of the Company's significant customers, publicly traded comparable companies and general economic and other conditions. See "Underwriting."

DILUTION

    The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offerings will therefore incur immediate and substantial dilution of $17.86 per share. See "Dilution."

FORWARD-LOOKING STATEMENTS

    When used in this Prospectus and the documents incorporated herein by reference, the words "believes," "anticipates," "expects" and similar expressions are intended to identify in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in this "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. The Company also undertakes no obligation to update these forward-looking statements.